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                                                                    EXHIBIT 8.03

                                 April 16, 1999




TeleBackup Systems Inc.
#400, 609 14th Street, N.W.
Calgary, Alberta T2N 2A1
CANADA

Ladies and Gentleman:

     We are acting as special U.S. tax counsel to TeleBackup Systems Inc., an Alberta corporation ("TeleBackup"), in connection with the proposed transaction (the "Transaction") between TeleBackup and VERITAS Software Corporation ("VERITAS") as described in the Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Proxy Statement").

     In rendering our opinion, we have, with your permission, relied solely upon and assumed as correct, now and as of the effective time of the Transaction, the factual information contained in the Proxy Statement concerning the TeleBackup combination.

     On the basis of the information contained in the Proxy Statement, we confirm that the discussion under the caption "The TeleBackup Combination -- Income tax considerations to TeleBackup shareholders -- United States federal Income tax considerations to TeleBackup shareholders" in the Proxy Statement, to the extent it concerns matters of United States federal income tax law, is our opinion.

     This opinion expresses our views as to the United States federal income tax law in effect as of the date hereof, including the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service"), and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Service or a court considering the issues. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts, or any past or future actions by TeleBackup or VERITAS contrary to the Proxy Statement, might adversely affect the opinion stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the reference to this firm under the caption "The TeleBackup Combination -- Income tax considerations to TeleBackup shareholders -- United States federal income tax considerations to TeleBackup shareholders."

                              Very truly yours,



                              /s/ Kleinberg, Kaplan, Wolff & Cohen, P.C.

                              Kleinberg, Kaplan, Wolff & Cohen, P.C.